ZYTO CORP ANNOUNCES EXPANSION INTO THE VETERINARY MARKET – WITH PRE-ORDER PROMOTION

Business Wire, June 8, 2011

LINDON, Utah -- ZYTO Corp (OTCBB: ZYTC – News, www.ZYTO.com).  “For the past few years our customers have been asking for biocommunication scanning on animals,” Dr. Vaughn R Cook, CEO of ZYTO announced. “To meet their needs, we are proud to introduce the ZYTO Sphere, the hardware solution that makes that possible.  The new ZYTO Sphere is a perfect tool to use when the ZYTO Hand Cradle is not practical, and the ZYTO Sphere is particularly well suited for animals.  Our preliminary market research indicates this market is significant; people love their pets.”

Kami J. Howard, President and COO of ZYTO, said, “We’re in the early stages of production and are offering our customers the opportunity to order the ZYTO Sphere at a pre-production price of $297, which represents a $100 promotional discount.  To receive this discount, pre-production orders must be placed by June 30, 2011.  Delivery is scheduled for late this year.”

For more information and ordering instructions, please Click Here.

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options. ZYTO’s product mix includes the Elite, Select, Balance and EVOX, sold exclusively to healthcare professionals, and the Compass System built for distributors involved with specific direct sales or network marketing companies.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.  ZYTO disclaims any obligation or intention to update any forward-looking statement contained in this release.